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Exhibit 23.1

Goldstein Golub Kessler LLP

Consent of Independent Registered Public Accounting Firm

To the Board of Directors
China Unistone Acquisition Corporation

        We hereby consent to the use in Amendment No. 1 to the Registration Statement on Form S-4 of our report, dated March 13, 2006, on the financial statements of China Unistone Acquisition Corporation as of December 31, 2005 and 2004, and for the year ended December 31, 2005, the period from May 7, 2004 (inception) to December 31, 2004, and the cumulative amounts from May 7, 2004 (inception) to December 31, 2005, which appear in such Registration Statement. We also consent to the reference to our Firm under the caption "Experts" in such Registration Statement.

/s/ Goldstein Golub Kessler LLP

Goldstein Golub Kessler LLP
New York, New York

September 8, 2006

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Goldstein Golub Kessler LLP Consent of Independent Registered Public Accounting Firm